EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into on June 24, 2015, effective as of April 7, 2015 (the “Agreement”) by and between Air Wisconsin Airlines Corporation, a Delaware corporation (the “Company”), and Christine R. Deister (the “Executive”) (collectively, the “Parties”).

WHEREAS, the Company is engaged in the business of operating a regional airline company;

WHEREAS, the Company desires to employ the Executive as President and Chief Executive Officer, and the Parties desire to enter into this Agreement to secure the Executive’s employment during the Term of Employment, all on the terms and conditions set forth herein; and

NOW THEREFORE, the Parties agree as follows:

1.	Title. The Company hereby employs the Executive and the Executive agrees to serve the Company as its President and Chief Executive Officer on the terms and conditions hereinafter set forth.

2.

Employment Term.    The Executive’s employment by the Company as President and Chief Executive Officer under this Agreement commenced on April 7, 2015 (the “Effective Date”) and shall continue through April 30, 2017, unless sooner terminated pursuant to Paragraph 7 below. The term of the Executive’s employment hereunder shall thereafter automatically renew for successive one year periods unless sooner terminated pursuant to Paragraph 7 below or unless either Party provides notice to the other Party, at least sixty days prior to the commencement of the first or next such renewal period, that the term of the Executive’s employment shall end upon the expiration of the then term. Such term of employment hereunder, including any such automatic renewal periods, shall hereafter be referred to as the “Term of Employment.”

3.	Duties.

a.         General Duties, Authority and Direction.    The Executive shall report directly to the Company’s Board of Directors (the “Board”). The Executive shall perform her duties under this Agreement principally out of the Company’s Appleton, Wisconsin office. The Executive shall have all the power, authority and responsibilities customarily attendant to the position of President and Chief Executive Officer, consistent with the Company’s By-laws. The Executive shall work under the direction and control of the Board. The Executive will render her services under this Agreement faithfully and to the best of her abilities and in conformance with all laws and Company rules and policies and will cooperate fully with the Board and other executive officers of the Company in the advancement of the best interest of the Company.

b.         Exclusive Services.    During the Term of Employment, the Executive shall, except during vacation periods, periods of illness and the like, devote her exclusive time and attention to her duties and responsibilities for the Company and its affiliates. During the Term of Employment, the Executive shall not engage in any other business activity that would interfere with her responsibilities and the performance of her duties under this Agreement.

4.	Compensation.

a.         Base Compensation.    During the Term of Employment, the Executive shall be compensated for her services at an annual rate of base salary of Three Hundred Twenty Thousand Dollars ($320,000.00) or such higher base salary as the Board may determine in its sole discretion (the “Base Salary”). The Executive shall be paid the Base Salary during the Term of Employment on the same payroll terms that are applicable to other senior executive employees of the Company. All payments made to or on behalf of the Executive under the terms of this Agreement, including without limitation all payments of Base Salary and any bonuses, as set forth herein, shall be subject to all withholding required or permitted by law (such as federal, state and local income and payroll taxes)

and such additional withholding as may be agreed upon by the Executive (such as for payment of the employee portion of insurance or welfare plan premiums).

b.         Retention Bonus.    On September 30 of each year during the Term of Employment, commencing September 30, 2015, the Company shall pay the Executive a lump sum bonus of Fifty Thousand Dollars ($50,000.00) as a retention bonus (the “Retention Bonus”); provided, that the Company shall be obligated to pay the Retention Bonus in any year only if the Executive remains employed by the Company as of the date such payment is due, except as otherwise provided in Section 7(b).

c.         Annual Bonus.    On March 31 of each year during the Term of Employment, commencing March 31, 2016, the Company shall pay the Executive an annual lump sum bonus of Ninety Thousand Dollars ($90,000.00) in respect of her services performed in such year (the “Annual Bonus”); provided, that the Company shall be obligated to pay the Annual Bonus in any year only if the Executive remains employed by the Company as of the date such payment is due, except as otherwise provided in Section 7(b).

5.	Employee Benefits.

a.         Vacation.    During the Term of Employment, the Executive shall be entitled to four weeks paid annual vacation in any calendar year. Upon termination of this Agreement for any reason, and notwithstanding any provisions of this Agreement to the contrary, the Executive shall be paid the amount of any accrued but unused vacation.

b.         Business Expenses.    The Executive shall be reimbursed for all reasonable expenses incurred by her during the Term of Employment in the discharge of her duties hereunder, including but not limited to, expenses for travel and entertainment, provided the Executive shall account for and substantiate all such expenses in accordance with the Company’s policies for reimbursement of the expenses of its senior executives.

c.         Air Travel Benefit.    During the Term of Employment, the Executive and her eligible family members shall be entitled to reduced rate air travel on other commercial airline companies pursuant to the Company’s interline agreements, subject to the Company’s continuing agreements with such companies. In addition, the Executive and her eligible family members shall be entitled to free air travel on all Company flights on the same terms and conditions generally available to senior level executive employees of the Company.

d.         Benefit Plans.    The Executive shall be eligible to participate in any other employee benefit plans and arrangements sponsored or maintained by the Company for the benefit of its senior executives, including without limitation, all welfare benefits plans (life, medical and disability), retirement plans and deferred compensation plans.

e.         General Company Policies.    Except to the extent specifically provided herein, the provision of all employee benefits to the Executive shall be made in accordance with the Company’s established policies and procedures.

6.

Freedom to Contract.    The Executive represents and warrants that she has the right to enter into this Agreement, that she is eligible for employment by the Company and that no other written or verbal agreements exist that would be in conflict with or prevent performance of any portion of this Agreement. The Executive represents and warrants that she has not made and will not make any contractual or other commitments that would conflict with or prevent her performance of any portion of this Agreement or conflict with the full enjoyment by the Company of the rights herein granted.

7.

Termination.    Notwithstanding the provisions of Paragraph 2 above, the Executive’s employment under this Agreement and the Term of Employment hereunder shall terminate on the earliest of the following dates:

a.         For Cause.  On the date of delivery of a notice from the Company terminating the Executive’s employment for Cause stating the grounds for termination of the Executive’s employment for Cause, provided, that in the case of termination pursuant to the following clauses (ii), (viii) or (ix), the Executive shall have ten days following the date of notice from the Company to cure any conduct or act, which constitutes grounds for termination of the Executive’s employment for Cause, to the extent that the Company determines that the Executive’s breach is subject to cure. The Board shall determine, in its sole discretion, whether the Executive has cured the conduct or act attributable to the grounds for termination. The term “Cause” used in this Agreement shall mean: (i) fraud against the Company; (ii) failure or refusal to implement or undertake the lawful directives of the Company or the Board; (iii) engaging in conduct that causes material injury, monetary or otherwise, to the Company or that reflects adversely on the Company or materially affects the Executive’s ability to perform her duties hereunder; (iv) arrest for commission of a felony or for commission of a crime, whether or not a felony, involving the Executive’s duties for the Company or that may reflect unfavorably on the Company or bring the Executive into public disrepute or scandal; (v) violation of federal, state or local tax laws; (vi) dependence on alcohol or drugs without the supervision of a physician or the illegal use, possession or sale of drugs; (vii) theft, misappropriation, embezzlement or conversion of the assets or opportunities of the Company; (viii) a material breach of the terms, covenants or representations of this Agreement; or (ix) a violation of Company policies. In the event of the termination of the Executive’s employment for Cause pursuant to this subparagraph (a), the Company shall pay to the Executive only such Base Salary as had been accrued but unpaid as of the date of the termination and vacation benefits as had been accrued but unused as of the date of termination and the Executive shall receive no further payments of any kind. All other benefits due upon termination under any other employee benefit plans sponsored by the Company to which Executive may be entitled will be paid out in accordance with the terms of those plans.

b.         Without Cause or For Good Reason.    On the date specified in a written notice from the Company terminating the Executive’s employment Without Cause, or in the event no date is specified in the notice, on the date on which the notice is delivered to the Executive, or on the date specified in a written notice from the Executive terminating her employment for Good Reason stating the grounds for termination of the Executive’s employment for Good Reason; provided, that the Company shall have ten days following the date of notice from the Executive to cure any conduct or act, if curable, which constitute grounds for termination of the Executive’s employment for Good Reason, and if such conduct or act is cured within such ten day period, then Executive’s Employment shall not be terminated For Good Reason. For purposes of this Agreement, “Without Cause” shall mean any reason for the Company’s decision to terminate the Executive’s employment other than by reason of Cause, as provided in subparagraph (a) above. For purposes of this Agreement, “Good Reason” shall mean termination due to a material breach by the Company of the terms of this Agreement. In the event of the termination of the Executive’s employment Without Cause or by the Executive for Good Reason, the Company shall pay to the Executive: (i) the Executive’s Base Salary as had been earned but unpaid as of the date of the termination; (ii) the Executive’s vacation benefits as had been accrued but unused as of the date of termination; and (iii) a lump sum severance payment equal to the total amount of Base Salary, calculated as of the date the Executive’s employment with the Company terminated, that would have been paid to the Executive throughout a period commencing on such date and ending on the later of: (a) April 30, 2017, and (b) one year after the date of termination of employment, such payment to be made within thirty days after such termination. Notwithstanding any other provision herein to the contrary, in the event that the Company elects to terminate Executive’s employment Without Cause, or the Executive elects to terminate her employment For Good Reason, then in addition to what the Executive otherwise is entitled to receive under this subparagraph 7(b) at the time her employment is terminated, the Executive will be entitled to receive the next (but not any further) installment of each of the Retention Bonus and of the Annual Bonus that would have been due hereunder, but for such termination, on the next September 30 or March 31, as the case may be, after the date of such termination, such payment to be made within thirty days after the date of such termination. Notwithstanding any other provision herein to the contrary, if the Company, either before or after the date of the Executive’s termination under this subparagraph (b), enters into a legally binding agreement to consummate a transaction that would qualify as a Change of Control (as defined below) and that transaction later is consummated within the sixty day period immediately after the date the Executive’s employment with the Company is terminated Without Cause or for Good Reason, then the Company shall pay the Executive a lump sum cash amount equal to the difference between a lump sum payment equal to two full years of the Executive’s annual Base Salary, calculated as of the date the Executive’s employment with the Company terminated, and the lump sum severance payment to which the Executive was already entitled to receive under clause (b)(iii) of this subparagraph, and such payment shall be made within thirty days after the event that constitutes such Change of Control. The Executive acknowledges and agrees that under no circumstances shall she be eligible to receive any payment under subparagraph (c) below if Executive has received or is entitled to receive any payment under this subparagraph (b) in respect of such Change of Control, and further acknowledges and agrees that under no circumstances shall she be eligible to receive any payment under this subparagraph (b) in respect of such Change of Control if Executive has received or is entitled to receive any payment under subparagraph (c) below.

c.           Change of Control.  On the date specified in a written notice from one Party to the other terminating Executive’s employment due to the occurrence of a Change of Control, which notice shall be given within one year after such Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean an event (or related series of events) that results in a change of ownership of the Company in which fifty-one percent (51%) of the Company is owned by individuals or entities other than those individuals or entities owning the Company at the execution of this Agreement. Notwithstanding the foregoing, a “Change of Control” shall not be deemed to occur as a result of: (1) an initial public offering or (2) a transfer of any individual’s interest in the Company to a family trust or other estate planning vehicle for the benefit of such individual and his or her family.

In the event the Executive’s employment with the Company is terminated Without Cause within one year after a Change of Control or if the Executive terminates her employment with the Company within one year after a Change of Control, then the Company shall pay the Executive a lump sum cash amount equal in amount to two full years of the Executive’s then current annual Base Salary, such payment to be made within thirty days after such termination.

d.         Death.    On the date of the Executive’s death. In the event of the death of the Executive, the Company shall pay to the Executive’s legal representatives or named beneficiaries (as the Executive may designate from time to time in a writing delivered to the Company) the same payments and other benefits as would be provided to the Executive upon the termination of her employment Without Cause pursuant to subparagraph (b) above.

e.         Expiration of the Full-Time Term of Employment.    On the expiration of the Term of Employment. If the Executive’s employment with the Company terminates at any time for any reason and the Parties have not entered into a new employment agreement, then the Company shall pay the Executive only such Base Salary as had been accrued but unpaid as of the date of the termination and vacation benefits as had been accrued but unused as of the date of termination and the Executive shall receive no further payments of any kind. All other benefits due upon termination under any other employee benefit plans sponsored by the Company to which Executive may be entitled will be paid out in accordance with the terms of those plans.

Following the termination of the Term of Employment and the Executive’s employment under this Agreement, the Company will have no further liability to the Executive and no further payments or benefits will be provided to the Executive, except: (i) as provided in subparagraphs (a) through (d) above; (ii) to the extent the Executive is entitled to payment of any bonus pursuant to Paragraph 4 above; (iii) to the extent the Executive is entitled to payment of benefits following termination of employment under any employee benefit plan made available to the Executive pursuant to Paragraph 5 above; (iv) payment of any accrued but unused vacation pay as provided in Paragraph 5 above; (v) to the extent the Executive is entitled to the reimbursement of business expenses incurred prior to termination pursuant to Paragraph 5 above; or (vi) to the extent the Executive is entitled to indemnification pursuant to the terms of the Company’s By-laws.

8.	Restrictive Covenants.

a.         Confidentiality.    The Executive agrees that both during her employment with the Company and thereafter she will not disclose to any third party or use in any way (except in furtherance of the best interests of the Company) any confidential information, business secrets, or business opportunity of the Company, including without limitation, marketing, advertising and promotional ideas and strategies, marketing surveys and analyses, technology, budgets, business plans, customer lists, research or financial, purchasing, planning, employment or personnel data or information. Immediately upon termination of the Executive’s employment or at any other time upon the Company’s request, the Executive will return to the Company all memoranda, notes, records or other documents compiled by the Executive or made available to the Executive during her employment with the Company, concerning the business of the Company, all other confidential information and all personal property of the Company, including without limitation, all files, records, documents, lists, equipment, supplies, promotional materials, keys, phone or credit cards and similar items and all copies thereof or extracts therefrom. Notwithstanding the foregoing, information or materials shall not be subject to the provisions of this subparagraph (a) to the extent such information or materials are publicly available other than as a result of a breach by the Executive of her obligations of confidentiality set forth herein. In addition, if the Executive is required by applicable law or regulation in response to any subpoena, summons or judicial order to disclose information or materials subject to the provisions of this subparagraph (a), then the Executive may disclose such information or materials to the extent she is advised to do so by counsel, provided that the Executive shall, to the extent permitted by law, provide the Company with advance prompt written notice of such subpoena, summons or judicial order to enable the Company to seek a protective order or other appropriate remedy for such information or material, or to waive the provisions of this subparagraph (a).

b.         No Solicitation.    The Executive agrees that, both during her employment with the Company and for a period of one year following the termination of the Executive’s employment with the Company at any time and for any reason, the Executive will not, directly or indirectly, on behalf of herself or any other person or entity, hire or solicit to hire for employment or consulting or other provision of services, any person who is actively employed (or in the preceding six months was actively employed) by the Company. This includes, but is not limited to, inducing or attempting to induce, or influencing or attempting to influence, any person employed by the Company to terminate his or her employment with the Company.

c.         Enforcement.    The Executive acknowledges and agrees that the services to be provided by her under this Agreement are of a special, unique and extraordinary nature. The Executive further acknowledges and agrees that the restrictions contained in this Paragraph 8 are necessary to prevent the use and disclosure of confidential information and to protect other legitimate business interests of the Company. The Executive acknowledges that all of the restrictions in this Paragraph 8 are reasonable in all respects, including duration, territory and scope of activity. The Executive agrees that the restrictions contained in this Paragraph 8 shall be construed as separate agreements independent of any other provision of this Agreement or any other agreement between the Executive and the Company. The Executive agrees that the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and restrictions in this Paragraph 8. The Executive agrees that the restrictive covenants contained in this Paragraph 8 are a material part of the Executive’s obligations under this Agreement for which the Company has agreed to compensate the Executive as provided in this Agreement. The Executive agrees that the injury the Company will suffer in the event of the breach by the Executive of any clause of this Paragraph 8 will cause the Company irreparable injury that cannot be adequately compensated by monetary damages alone. Therefore, the Executive agrees that the Company, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief by injunction or otherwise from any court of competent jurisdiction, including, without limitation, injunctive relief to prevent the Executive’s failure to comply with the terms and conditions of this Paragraph 8. The one-year period referenced in subparagraph (b) above shall be tolled on a day-for-day basis for each day during which the Executive violates the provisions of subparagraph (b) in any respect, so that the Executive is restricted from engaging in the activities prohibited by subparagraph (b) for the full one-year period.

9.

Intangible Property.    The Executive will not at any time during or after her employment with the Company have or claim any right, title or interest in any trade name, trademark, patent or copyright belonging to or used by the Company and shall not have or claim any right, title or interest in any material or matter of any sort prepared for or used in connection with the advertising, promotion or business of the Company, whatever the Executive’s involvement with such matters may have been, and whether procured, produced, prepared, or published in whole or in part by the Executive, it being the intention of the Parties that the Executive shall and hereby does, recognize that the Company now has and shall hereafter have and retain the sole and exclusive rights in any and all such trade names, trademarks, patents, copyrights (all the Executive’s work in this regard being a work for hire for the Company under the copyright laws of the United States), material and matter as described above. The Executive shall cooperate fully with the Company during her employment and thereafter in the securing of trade name, trademark, patent or copyright protection or other similar rights in the United States and in foreign countries and shall give evidence and testimony and execute and deliver to the Company all papers requested by it in connection therewith. Following the Executive’s termination of employment with the Company, if the Company requests the Executive’s assistance under this Paragraph 9, the Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by her in connection with the rendering of such assistance.

10.

Arbitration.    With the exception of any dispute regarding the Executive’s compliance with the provisions of Paragraph 8 (Restrictive Covenants) above, any dispute relating to or arising out of the provisions of this Agreement shall be decided by arbitration in Wisconsin, in accordance with the Expedited Arbitration Rules of the American Arbitration Association then obtaining, unless the Parties mutually agree otherwise in a writing signed by both Parties. This undertaking to arbitrate shall be specifically enforceable. The decision rendered by the arbitrator will be final and judgment may be entered upon it in accordance with appropriate laws in any court having jurisdiction thereof.

11.

Nondisclosure.    Except as may be required by law, neither the Executive nor the Company shall disclose the financial terms of this Agreement to persons not involved in the operation of the Company and the Parties shall disclose the financial terms of this Agreement to those involved in the operation of the Company only as needed to implement the terms of this Agreement or carry out the operations of the Company. The above notwithstanding, the financial terms of this Agreement may be disclosed to: (i) the Parties’ attorneys, lenders, accountants, financial or tax advisors, and any potential investors in or purchasers of the Company or a Company affiliate, provided such persons agree not to disclose such terms of this Agreement further; and (ii) members of the Executive’s immediate family, provided such family members agree not to reveal the terms of this Agreement further. The terms of this Paragraph 11 shall not apply to any disclosures that the Company, in its sole discretion, deems are necessary or appropriate in connection with compliance with applicable securities laws.

12.

Successors and Assigns.    The rights and obligations of the Company under this Agreement shall be binding on and inure to the benefit of the Company, its successors and permitted assigns. The rights and obligations of the Executive under this Agreement shall be binding on and inure to the benefit of the heirs and legal representatives of the Executive. Neither Party may assign this Agreement without the prior written consent of the other, except that the Company may assign this Agreement to any entity that owns, is owned by or is under common control with or is affiliated with the Company or to any entity acquiring all or substantially all of the assets or the business of the Company.

13.

Insurance.    If the Company desires at any time or from time to time during the Term of Employment to apply in its own name or otherwise for life, health, accident or other insurance covering the Executive, the Company may do so and may take out such insurance for any sum which the Company may deem necessary to protect its interests. The Executive will have no right, title or interest in or to such insurance, but will, nevertheless, assist the Company in procuring and maintaining the same by submitting from time to time to the usual customary medical, physical, and other examinations and by signing such applications, statements and other instruments as may reasonably be required by the insurance company or companies issuing such policies.

14.

Waiver or Modification.    Any waiver by either Party of a breach of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any other breach of such provision of this Agreement. The failure of a Party to insist on strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist on strict adherence to that term or any other term of this Agreement. Neither this Agreement nor any part of it may be waived, changed or terminated orally, and any waiver, amendment or modification must be in writing signed by the Executive and the Company.

15.

Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument. A facsimile or email signature will be deemed sufficient to constitute an original signature.

16.	Choice of Law. This Agreement will be governed and construed and enforced in accordance with the laws of the State of Wisconsin, without regard to its conflicts of law rules.

17.

Entire Agreement.    This Agreement contains the entire understanding of the Parties relating to the subject matter of this Agreement and supersedes all other prior written or oral agreements, understandings or arrangements, including any previous employment agreements by and between the Parties. The Executive acknowledges that, in entering into this Agreement, she does not rely and has not relied on any statements or representations not contained in this Agreement.

18.

Severability.    Any term or provision of this Agreement that is determined to be invalid or unenforceable by any court of competent jurisdiction in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction and such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the extent permitted by applicable law.

19.

Notices.    All notices and other communications required or permitted to be given under this Agreement shall be in writing and delivery shall be deemed to have been made (i) three business days following the date when such notice is deposited in first class mail, postage prepaid, return receipt requested; or (ii) the business day following the date when such notice is deposited with any overnight air courier service, to the Party entitled to receive the same, at the address indicated below or at such other address as such Party shall have specified by written notice to the other Party given in accordance with the terms of this Paragraph 19:

If to the Company	Air Wisconsin Airlines Corporation W6390 Challenger Drive, Suite 203 Appleton, Wisconsin 54914 Attn: Chairman

If to the Executive	Christine R. Deister Air Wisconsin Airlines Corporation W6390 Challenger Drive, Suite 203 Appleton, Wisconsin 54914

20.	Headings. The headings of any paragraphs in this Agreement are for reference only and shall not be used in construing the terms of this Agreement.

21.	No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a Party to this Agreement.

22.

Indemnification.    The Company shall take all reasonable actions consistent with the terms of the Company’s By-laws to ensure that the Executive is covered under the terms of any directors and officers’ liability insurance coverage and is subject to coverage under the terms of any indemnification provisions contained in the Company’s By-laws, to the same extent that such coverage and such provisions are provided by the Company with respect to other management level employees of the Company.

23.

Survival.    The covenants, agreements, representations and warranties contained in this Agreement shall survive the termination of the Term of Employment and the Executive’s termination of employment with the Company at any time and for any reason.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Parties as of the first date written above.

AIR WISCONSIN AIRLINES CORPORATION

By:	/s/ Patrick J. Thompson

Name:	Patrick J. Thompson

Title:	Chairman

/s/ C. R. Deister CHRISTINE R. DEISTER

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